Exhibit 10.30

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential

AMENDED AND RESTATED STATEMENT OF WORK #1

AMENDED AND RESTATED STATEMENT OF WORK #1

This Amended and Restated Statement of Work No. 1 (this “SOW”) is made effective as of the last date executed by a Party below (the “SOW Effective Date”), by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners (“Ensemble”) and AHS Management Company, Inc. (“Client”), pursuant to that certain Master Services Agreement between the Parties dated as of May 5, 2022 (the “MSA”). This SOW is entered into under the terms of the MSA (collectively, the “Agreement”) and is subject to and governed by the terms and conditions of the MSA. As of the SOW Effective Date, this SOW replaces in its entirety the previous Statement of Work #1 between the Parties, as amended, which was dated May 5, 2022. Capitalized terms used but not otherwise defined in this SOW have the meaning ascribed to them in the MSA. To the extent of any conflicts or inconsistencies between the terms of this SOW and those of the MSA, the terms of the MSA shall govern and control, except to the extent this SOW expressly provides that the provisions herein control notwithstanding other terms in the MSA. Ensemble and Client are collectively referred to herein as the “Parties” or individually, as a “Party.”

1.

Term. The term of this SOW (the “SOW Term”) commenced on May 5, 2022, and shall continue for a period of seven (7) years after the Commencement Date (the “Initial Term”) unless earlier terminated in accordance with the terms of the Agreement. The Initial Term shall automatically renew for two (2) successive two-year terms (each, a “Renewal Term”), provided that Ensemble meets or exceeds the Performance Minimum for the KPI for “Cash % of Net Revenue” (as specified in Appendix B) for the [***] period ending on the expiration dates of the Initial Term and, if applicable, the first Renewal Term [***].

2.	Service Recipients/Scope of Services.

2.1.

Integration. Commencing on the SOW Effective Date, each Party shall perform the functions, tasks and responsibilities assigned to it to complete the transition of services to Ensemble and the integration of Client and Service Recipients (“Integration”) as further described in the “Integration Plan” specified in Appendix F by the times specified in such plan. The Integration Plan shall identify (i) the Integration activities to be performed by each Party and, (ii) the date(s) by which each such activity is to be completed. Ensemble shall maintain the overall Integration Plan and such plan may be adjusted by mutual written agreement by the Parties. The Relationship Managers (or his or her designees) shall serve as the primary contacts for all operational issues related to Integration. Unless otherwise agreed by the Parties, the Parties shall establish weekly integration governance calls including all required stakeholders (e.g., HR, IT, Operations) as necessary in light of topics to be discussed. Ensemble shall designate an Integration project manager who has the primary responsibility for communicating integration progress, risks and opportunities as each relate to the Integration Plan. Any issue regarding Integration that cannot be resolved within three (3) business days within the recurring weekly integration meetings shall be escalated to a senior executive for each Party who is properly authorized to make final decisions and grant approvals. If Client (or third parties performing on Client’s behalf) fail to successfully perform its responsibilities expressly set forth in the

AMENDED AND RESTATED STATEMENT OF WORK #1

Integration Plan and such failure causes (or is reasonably expected to cause) a delay in completion of Integration, the Commencement Date, Measurement Periods, and other impacted terms may be equitably adjusted to reflect such delay. To the extent Ensemble is aware of any such failure, Ensemble shall: (a) expeditiously notify the Executive Committee in writing of such occurrence; and (b) if possible, provide Client with reasonable opportunity to correct such occurrence and thereby avoid such delay.

2.2.

Service Commencement. Commencing on July 1, 2022 (the “Commencement Date”) and subject to the conditions set forth herein, Ensemble shall perform the services specified in this SOW (the “Services”) for the Facilities that are owned, operated or managed by the Service Recipients, both as specified in Appendix C.

2.3.

New/Acquired Facilities. If, after the Commencement Date, Client desires to add an additional Facility, or acquires a third party (under an existing Service Recipient TIN or NPI), the Parties shall negotiate in good faith a Change Order in accordance with Section 2.4 of the MSA.

2.4.

Ongoing Services. Ensemble shall provide the Services specified in the Responsibility Matrix in Appendix A. In addition to the Service Recipient’s responsibilities specified in the Responsibility Matrix, the Parties acknowledge that Ensemble’s ability to provide the Services may be negatively impacted by a Service Recipient’s failure to provide the Client Required Resources (as defined in Section 5.1); provided that to the extent Ensemble is aware of any such failure, Ensemble shall (a) expeditiously notify the Executive Committee in writing of such failure; and (b) if possible, provide Client with reasonable opportunity to correct such failure and thereby avoid such Service impact.

3.	Key Performance Indicators and Reporting Metrics.

3.1.

Performance Standards. Subject to Section 11.4 of the MSA, Ensemble shall meet the Performance Minimums for the Key Performance Indicators (“KPIs”) and use commercially reasonable efforts to meet the reporting metrics specified in Appendix B (“Reporting Metrics”). Ensemble’s compliance with KPIs is determined promptly after the conclusion of the “Measurement Period” specified in Appendix B for each KPI.

3.2.

Reporting Metrics Baselines. With respect to the Reporting Metrics, the Parties shall track the Reporting Metrics for [***] following the Commencement Date or [***] following the identification of a new Reporting Metric pursuant to the terms of Section 3.3, as applicable, to establish the baseline (the “Baseline”). During this [***] timeframe, Client and Ensemble shall use good faith efforts to jointly define, validate, and accept the Baseline based on actual results and clarifying requirements (including taking into account anomalies and other factors). Any disputes with respect to the Baseline determination shall be escalated in accordance with Exhibit A of the MSA.

3.3.

New Performance Standards. New KPIs or Reporting Metrics may be added or substituted by Client, subject to the execution of a Change Order by the Parties, in order to achieve a fair, accurate, and consistent measurement of Ensemble’s performance of the Services. For purposes of illustration, but not as a limitation, such additions or substitutions may occur in conjunction with changes to the environment and the introduction of new technology or means of Service delivery. With respect to Reporting Metrics, the Baseline of such new Reporting Metrics shall be determined in accordance with Section 3.2.

AMENDED AND RESTATED STATEMENT OF WORK #1

3.4.

Reporting and Review. Ensemble shall commence measuring and reporting its performance of the Services against the KPIs and Reporting Metrics on the Commencement Date. Ensemble’s performance against all KPIs and Reporting Metrics will be measured by [***]. In accordance with Section 11.3 of the MSA, Ensemble shall provide Client monthly reporting with respect to KPI and Reporting Metric performance. [***]. The Client may reasonably request Ensemble to provide additional reports, subject to a Change Order with Ensemble’s consent not be unreasonably withheld, to the extent Ensemble has access to the data and information required to generate and submit any such additional reports.

4.	Pricing and Financial Provisions.

4.1.	Pricing.

4.1.1.

Fees. Commencing on the Commencement Date, for each calendar month (and partial calendar month upon expiration or termination) Client shall pay Ensemble a fee for the provision of the Services (the “Fee”) during that calendar month. During the SOW Term, the Fee for each calendar month is the product of (x) [***] (the “Base Rate”) and [***] (the “Optional Services Rate”) (i.e., [***] total rate) and (y) the total Cash Collections (as defined in Section 4.2) posted to Client’s then-current patient accounting system (the “Patient Accounting System”) (which as of the Commencement Date is Epic) for all Service Recipients during such month. In each invoice, Ensemble shall offset the Retained Expenses actually incurred and reported by the Service Recipients pursuant to Section 4.3 for the prior month against the Fees for such month.

4.1.2.

Optional Services. Client may terminate any Services designated as an “Optional Service” in Appendix A by providing Ensemble at least 180 days’ notice to the desired effective date of termination. For terminated Optional Services, Ensemble shall issue the monthly credit specified below (or a prorated credit for terminations that are effective on any day other than the first calendar day of a month) on each subsequent monthly invoice. For clarity, the Optional Services Rate specified in Section 4.1.1 will not change notwithstanding any terminated Optional Services:

Service name	Service Description	Monthly Credits
Odeza Platform*	Technology platform expansion to deliver patient self-service capabilities such as: referral management, appointment reminders, text to pay, appointment transportation	[***]

Epic Optimization	Continuous process improvement efforts to improve system build efficiency, improve automation, and limit manual workforce input	[***]

Physician Liaison/ Concierge	Resources to assist with aspects of a patient’s financial needs including collaboration with clinical departments to ensure the consistent delivery of patient-centered care	[***]

*	May not provide termination notice until the first day of the third Contract Year.

4.2.

Cash Collections. “Cash Collections” means the difference between (x) the amount of net cash received and posted by the applicable Service Recipient during a month (as determined by using data from the Client instance of the Patient Accounting System (or with respect to bulk payments and IME payments only, from the applicable general ledger) as of close of business on the final day of that month) from providing patient services (including bulk payments and settlements of

AMENDED AND RESTATED STATEMENT OF WORK #1

claims filed with governmental, managed care or commercial payers) and (y) any refunds or retractions of any previously collected revenue that are issued by a Service Recipient during a month. Notwithstanding the foregoing in clause (y), refunds or retractions with a date of service [***] or more prior to the Commencement Date shall be included in Cash Collections. Unless otherwise agreed by the Parties, to the extent Client or a third party (at Client’s direction) performs any part of the Services, Cash Collections shall include collections that directly or indirectly result from the efforts of Client or such third parties. “Cash Collections” shall not include Medicare or Medicaid disproportionate share hospital (DSH) payments, advances (e.g. periodic interim payments (PIPs)), cost report settlements, provider tax programs, Supplemental Hospital Offset Payment Program (SHOPP) payments, Uniform Hospital Rate Increase Program (UHRIP) payments, county indigent funds, local provider participation fund (LPPF) payments, intergovernmental transfer (IGT) payments, or any other funding or amounts received by Client or any Service Recipient with respect to the applicable Facility, except to the extent that any of the foregoing payments, funding, or other amounts are designated as applying or relating to specific patient accounts at the Facility.

4.3.

Retained Expenses. “Retained Expense” means an expense that (i) is a reasonable and customary expense and the type of expense incurred by a Service Recipient during the 12-month period immediately preceding the Commencement Date (the “Baseline Year”) in the Purchased Services cost centers listed in Appendix E; (ii) with respect to third party vendor/contract expenses, (x) was incurred from a vendor/contract specified in Appendix E and the applicable expense invoice was submitted to Ensemble for review and approval prior to payment by Client and at the time such expense is submitted to Ensemble for offset and (y) is an expense that was incurred for services provided on or after the Commencement Date, and (iii) has been properly allocated to the cost center in accordance with the Service Recipient’s historical practices and the generally accepted practices of similar health systems. Ensemble shall only offset such expenses that are submitted to Ensemble within thirty (30) days of date Client receives the applicable invoice. Without Ensemble’s prior written approval, the total amount of Retained Expenses may not exceed [***] (the “Purchased Services Expense Cap”) during any Contract Year. A “Contract Year” is the one-year period commencing on the Commencement Date and each subsequent one-year period thereafter.

4.4.	Cap Adjustments.

4.4.1.

NPR Reduction. For the purpose of this Section 4.4, the “Adjusted Net Patient Revenue (NPR) Baseline” is [***] (Client trailing [***] NPR less [***]). At the end of each Contract Year, if the NPR for such Contract Year is less than the Adjusted NPR Baseline, then for every percentage point by which the NPR is below the Adjusted NPR Baseline, then the Purchased Services Expense Cap shall be reduced by [***]. The Purchased Services Expense Cap adjustment shall be effective on a prospective basis.

4.4.2.	Resource Recommendations. Subject to Section 10 of the MSA, Ensemble may recommend termination of a then current Managed Vendor.

4.4.2.1.

If Client elects to implement such recommendation, then the Purchased Services Expense Cap shall be reduced by the annual amount allocated to the applicable expense cap for the associated Managed Vendor. Upon implementation of such recommendation, Client shall no longer be obligated to provide the applicable Managed Vendor. If Client incurs an expense in connection with implementing such recommendation (e.g., termination fees), then such expenses shall be deemed a

AMENDED AND RESTATED STATEMENT OF WORK #1

Retained Expense in the Contract Year in which such expense is incurred provided that Client provides Ensemble notice prior to incurring such expense. For example, if Client terminates a Managed Vendor and the annual fees for such vendor are [***] and there is a [***] early termination fee associated with such vendor, then (A) in the first Contract Year in which such termination is effective, the Purchased Services Expense Cap would be reduced by [***] and (B) in every subsequent Contract year, the Purchase Services Expense Cap would be reduced by [***].

4.4.2.2.

If Client elects not to implement such recommendation, then the Purchased Services Expense Cap shall be reduced by [***] of the amount allocated to the cap for such Managed Vendor. Notwithstanding such reduction, Client shall remain obligated to provide the applicable Managed Vendor.

4.5.

Volume Fluctuations. The Parties acknowledge that patient volumes and In-scope Facility revenues may fluctuate materially from historical volumes under circumstances not within the reasonable control of either Party (e.g., changes in governmental payer practices, significant drops in patient volumes, divestitures of In-Scope Facilities, etc.). In such circumstances, or in the case of an extraordinary events as further described in Section 4.16 or significant errors or omissions in the data (including Client’s annual net revenue) as provided to Ensemble prior to the SOW Effective Date in response to Ensemble’s due diligence questions provided to Client in writing, the Parties shall negotiate in good faith to make appropriate and equitable adjustments to the fees, performance metrics, personnel and other terms of this SOW solely as necessary to preserve the Parties’ reasonable relative expectations upon entering this Agreement.

4.6.

Post-Execution Rate Adjustment. The Parties have estimated that, in connection with this SOW, Ensemble will assume financial responsibility for purchased services and wage/benefit expenses that were Client’s responsibility prior to the SOW Effective Date in the amount of [***] (the “Expense Assumption”). If, during the six-month period following the SOW Effective Date, the Parties discover the actual expenses with respect to which Ensemble will assume financial responsibility are greater or less than the Expense Assumption, then the rate shall be adjusted as provided in this Section 4.6. For every [***] of expense that Ensemble actually assumes that is greater or less than the Expense Assumption, then the rate specified in Section 4.1.1 shall be increased or decreased, respectively, by [***]. For clarity, any expense that Ensemble assumes from Client and then eliminates after the SOW Effective Date shall not be considered for this Section 4.6.

4.7.

Annual Performance Fee. If indicated in Appendix B, Client shall pay Ensemble an incentive fee for each KPI it meets or exceeds during a Measurement Period (the “Performance Fee”). The Performance Fee for each KPI is specified in Appendix B. Ensemble will include any earned Performance Fee on the first invoice issued after the Measurement Period during which such performance is assessed. Subject to Section 13.2 of the MSA, to the extent Ensemble fails to meet a KPI performance threshold required to earn a Performance Fee and such failure is excused in accordance with Section 11.4 of the MSA, or attributable to factors specified in Section 4.5, the Parties shall negotiate in good faith to equitably adjust the KPI and Performance Fee to reflect such adverse impacts.

4.8.	[INTENTIONALLY OMITTED]

AMENDED AND RESTATED STATEMENT OF WORK #1

4.9.

NPR Growth Credit. For each [***] of NPR (each, an “NPR Trigger”) subject to this SOW over [***] (the “NPR Baseline”), Ensemble shall issue Client a prospective monthly credit of [***]. For the purpose of this provision, (A) NPR shall be measured quarterly on a trailing twelve-month basis, and (B) the NPR Baseline shall be increased by [***] on the first day of each Contract Year following the Commencement Date. For clarity, if NPR falls below a threshold that was the basis for a credit, Ensemble shall no longer issue the credit attributable to such NPR Trigger. For example, if Client adds [***] of NPR growth (a [***] total credit), but then falls to [***], Ensemble would be obligated to issue a [***] credit. Ensemble shall issue any credit provided hereunder commencing on the first invoice after Client becomes eligible for such credit.

4.10.	[***].

4.11.	[***].

4.12.

Reports. Within ten (10) business days after the end of each calendar month, Client shall provide to Ensemble such information as reasonably requested for Ensemble to calculate and verify the Fees (including the Tail Period Fee), expenses and KPI performance for such month. Such information may include the accounts payable distribution, general ledger detail reports, proof of cash payment of Retained Expenses (if requested), details supporting the accounts receivable balance roll-forward and income statement line items associated with the calculation of Net Patient Revenue, etc. Subject to Client’s policies and procedures and Ensemble’s compliance with the confidentiality and data security terms set forth in the MSA, Client shall provide Ensemble or its contractors with mutually agreed access to its facilities, systems and records as the Parties mutually determine is required for Ensemble to verify the accuracy of such information.

4.13.

Taxes. Except as provided herein, Client is responsible for any sales, use and excise taxes assessed in connection with the provision of the Services pursuant to this Agreement, unless Client provides Ensemble with a tax exemption certificate indicating that Client or a Service Recipient is a tax-exempt organization. Ensemble shall pay all taxes based on its business operations (including, but not limited to, any employment taxes with respect to any Ensemble personnel and any taxes levied on Ensemble’s income, property or hosting services (if any)).

4.14.	Invoicing. Ensemble shall invoice Client promptly after the end of each month and Client shall pay all undisputed amounts included in such invoice in accordance with the Agreement.

4.15.

Disruption Fees/Reconciliation. If, during any month, there is a material disruption in the provision of the Client Required Resources not caused by Ensemble or Ensemble Personnel that Ensemble, with Client’s cooperation and assistance, using commercially reasonable efforts with no more than de minimis costs, is not able to work around or mitigate, or other service failure caused by the conditions specified in Section 11.4 of the MSA that (i) has a demonstrable material adverse impact on Ensemble’s ability to perform the Services and (ii) results in a material difference between actual and forecasted Cash Collections for such month, then the Fee for such month shall equal the Historical Fee. The “Historical Fee” shall be calculated in accordance with Section 4.1.1, except that “Cash Collections” shall equal the monthly average of Cash Collections posted during the six (6) month period preceding the month in which the disruption/service failure started (the “Monthly Average Cash Collections”). For clarity, such six-month period may include months preceding the Commencement Date. The “Protected Fee” is the difference between (x) the Fee paid to Ensemble based on the Monthly Average Cash Collections during the period of disruption and (y) the Fee that would have been paid to Ensemble based on actual Cash Collections during the period of disruption. In the first calendar month following the cessation of the period of disruption/service failure, Ensemble shall no longer be paid the Historical Fee and the Fee shall be based on actual Cash Collections as

AMENDED AND RESTATED STATEMENT OF WORK #1

described in Section 4.1, subject to the following reconciliation process. If, in any month, the Fee based on actual Cash Collections exceeds the Fee based on the Monthly Average Cash Collections, the Fee (as calculated in accordance with Section 4.1) for such month shall be reduced by such difference. The Parties shall perform the foregoing reconciliation each month following the period of disruption until the total Protected Fee has been deducted from the Fees (as calculated in accordance with Section 4.1). An example of the foregoing payment and reconciliation process is included in Appendix D.

4.16.

Extraordinary Events. In the event that there is a material change in the environment in which Client is operating its revenue cycles, or a material change in the Laws that apply to Client or Ensemble that significantly affects the economics of one or more of the Parties or frustrates the ability of a Party to perform its obligations hereunder, through no fault of its own, then, upon the written request of either Party, the Parties and the Executive Committee will, in good faith, discuss the costs associated with the change in circumstance, with the outcome to equitably reflect the incremental change in costs to deliver or receive the Services. Any changes shall be reflected in a Change Order or amendment to this SOW. Examples of matters that could trigger an adjustment to the terms of this SOW may include, but are not limited to: [***].

5.	Client Resources/Personnel.

5.1.

Client Required Resources. Subject to Ensemble’s express obligations under this SOW or as otherwise agreed in writing by the Parties, Client is financially and operationally responsible to provide to, and maintain for, Ensemble all facilities, equipment, software, systems, data, payor contracts, vendors, personnel, office space, supplies and resources, or functionally similar versions thereof, that were provided for or used by Client to perform the same services during the twelve-month period preceding the Commencement Date (the “Client Required Resources”). Client shall (i) upgrade and keep current the Client Required Resources in accordance with accepted industry standards and practices and (ii) provide data as reasonably required by Ensemble to perform the Services in accordance with Ensemble then-current data specifications. Ensemble shall use the Client Required Resources in an efficient manner and only for the purpose of providing the Services. As between the Parties, the Client Required Resources shall be the sole property of Client, and Ensemble shall acquire no right, title or interest in and to the Client Required Resources. Notwithstanding the foregoing, Ensemble shall provide computers to all Ensemble Personnel that are not located on-site at a Client Facility. Ensemble shall use commercially reasonable efforts to procure computers for Transferred Employees within ninety (90) days of the Commencement Date. Ensemble shall provide all equipment, software, systems and resources that are used by Ensemble at Ensemble facilities (including Ensemble personnel home offices).

5.1.1.

Administrative Access. In addition to Client’s obligations under Section 5.1, Client shall provide Ensemble with the necessary service accounts and access privileges to Client’s systems for direct access and data extraction to the extent permitted under Client’s agreement with applicable third parties and subject to Ensemble’s compliance with any terms and conditions imposed by Client or such third parties. If such access is not permitted under Client’s applicable agreements, (i) Client shall use commercially reasonable efforts to obtain the consents required as soon as practicable and (ii) Client shall use commercially reasonable efforts to implement a workaround that provides Ensemble the functional equivalent of such access. The system access will include but may not be limited to payor websites; Fiscal Intermediary Standard System (FISS), including DDE; Core HIS platform,

AMENDED AND RESTATED STATEMENT OF WORK #1

Practice Management Systems, Data Warehouse (as required for data extraction); Clarity, Claims clearinghouse, 835/837 storage, financial systems (GL/AP) and ancillary systems that support the revenue cycle. Client shall provide direct read access to databases for real time query and extraction. In regard to Epic (Clarity/Chronicles) database access, Ensemble Personnel must be certified in current Epic version in use in Client environment. Client shall provide service accounts for routine data extracts and robotic process automation. Client shall provide Ensemble with necessary resources to implement HL7 data feeds as reasonably requested. Client shall approve the use of API’s to integrate into Ensemble’s workflow applications; provided that such APIs comply with Client’s security policies and procedures.

5.1.2.

Ongoing Support. During the SOW Term, Ensemble may identify opportunities for revenue cycle optimization or other service efficiencies. Client and Ensemble shall work together in good faith to promptly analyze such opportunities and, if appropriate, develop and implement a plan to implement such opportunities upon the mutual written agreement of the Parties. To the extent such opportunities are approved by Client and require Client IT support, Client shall (i) designate an IT project leader, (ii) respond to reasonably inquiries from Ensemble promptly, and (iii) reasonably prioritize the project based on the relative impact to operations.

5.2.

Personnel Claims. With respect to third party claims arising from (i) any aspect of the employment or termination of employment of any Affected Personnel, (ii) the payment or failure to pay any compensation, wage, pension/retirement plan, severance, benefits, or other compensation due and owing to any Affected Personnel, or (iii) any other aspect of the employment relationship between a Service Recipient and the Affected Personnel, including claims of discrimination, wrongful discharge, failure to promote, breach of express or implied contract, tort and claims of co-employment or joint employment, in each case, to the extent the claim could have been made prior to the effective date of employment with Ensemble (if applicable), Client shall indemnify defend and hold harmless Ensemble, its Affiliates and subcontractors against any Losses arising or resulting therefrom, unless such claim arises from the wrongful or tortious actions of Ensemble. Such indemnity shall be subject to the indemnification procedures set forth in Section 24.3 of the MSA.

5.3.

Right to Hire/Employee Expenses. Notwithstanding Section 27 (Non-Solicitation) of the MSA, Ensemble may make offers of employment to Client personnel who are identified in writing by Client as eligible for an Ensemble offer (the “Affected Personnel”). Such identified personnel who accept an offer of employment with Ensemble are referred to herein as the “Transferred Employees.” Unless otherwise agreed by the Parties, the effective date of employment with Ensemble (the “Hire Date”) for any Transferred Employee shall not precede the Commencement Date. Client shall pay all expenses associated with any Transferred Employee to the extent the obligation to pay such expense accrues prior to the Hire Date and by virtue of such Transferred Employee’s employment with Client. Such expenses include accrued and unused PTO, reimbursable expenses, and unpaid compensation. Ensemble shall grant Transferred Employees credit for the period of time such employees were employed with Client for the purpose of Ensemble’s PTO plan. For the avoidance of doubt, as of each Transferred Employee’s Hire Date, he/she shall be an employee of Ensemble (and not Client) for all purposes. Nothing contained in this Section 5.3 shall create a joint employer relationship between Ensemble and Client with respect to the Transferred Employees.

AMENDED AND RESTATED STATEMENT OF WORK #1

6.	Key Personnel. The Ensemble Relationship Manager is a Key Ensemble Position.

7.	Managed Vendors.

7.1.	The in-scope “Managed Vendors” are specified in Appendix E.

7.2.

In accordance with Section 10.2 of the MSA, Client shall distribute a communication to all Managed Vendors substantially in the form of Exhibit B of the MSA appointing Ensemble as the limited agent for the applicable Service Recipient for the purposes of managing such contract.

8.

Governance Model. The Parties shall implement the Governance Model that is specified in Exhibit A of the MSA. The Parties may modify each committee’s responsibilities, meeting frequency and participants as agreed in writing under this SOW.

9.	[***]

10.	Appendices. The following appendices are attached hereto and incorporated into this SOW by reference:

Appendix A: Roles and Responsibilities Matrix

Appendix B: Service Levels

Appendix C: In Scope Locations (Facilities / Practices)

Appendix D: Service Disruption Payment and Reconciliation

Appendix E: Managed Vendors

Appendix F: Integration Plan

IN WITNESS HEREOF, the Parties have executed this SOW as of the SOW Effective Date.

Ensemble Health Partners		AHS Management Company, Inc.

By:	/s/ Shannon White	By:	/s/ John Latina
Name:	Shannon White	Name:	John Latina
Title:	Chief Operating Officer	Title:	Chief of Enterprise Services
Date: 06/25/2024		Date: 06/21/2024

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix A

Roles and Responsibilities

[***]

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix B

REPORTING METRICS AND KEY PERFORMANCE INDICATORS

KPI SUMMARY METRICS

[***]

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix C

In Scope Locations (Facilities / Practices)

[***]

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix D

Service Disruption Payment and Reconciliation

[***]

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix E

Managed Vendors

[***]

AMENDED AND RESTATED STATEMENT OF WORK #1

Appendix F

Integration Plan

[***]